Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FOURTH QUARTER FISCAL 2014 COMPARABLE CASH EPS GROWTH OF 46% TO $1.37

ROANOKE, Va, February 12, 2015 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter ended January 3, 2015. Fourth quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $1.37, an increase of 46% versus the fourth quarter last year. These fourth quarter comparable results exclude $0.08 of amortization of acquired intangible assets, integration costs of $0.30 associated with the acquisition of General Parts International, Inc. (General Parts), $0.01 of integration costs associated with the integration of B.W.P. Distributors, Inc. (BWP) and $0.17 from an additional week of business (53rd week). Full year Comparable Cash EPS of $7.59 increased 33.9% from Fiscal 2013 and exclude $0.36 of amortization of acquired intangible assets, integration costs of $0.61 associated with the acquisition of General Parts, $0.08 of integration costs associated with the integration of BWP and $0.17 from the 53rd week.

Comparable Fourth Quarter Performance Summary (1,2)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Comparable Sales (in millions)	$2,086.8	$1,408.8	$9,693.5	$6,493.8

Comp Store Sales %	1.1%	0.1%	2.0%	(1.5%)

Comparable Gross Profit (in millions)	$936.2	$701.8	$4,385.8	$3,252.1

Comparable SG&A (in millions)	$764.5	$587.9	$3,430.3	$2,558.8

Comparable Operating Income (in millions)	$171.7	$113.8	$955.6	$693.3

Comparable Cash EPS	$1.37	$0.94	$7.59	$5.67

Avg Diluted Shares (in thousands)	73,494	73,248	73,414	73,414

(1)
Fiscal 2014 includes certain non-comparable expenses and an additional week of business (53rd week). Comparable Sales and Comparable Gross Profit for the twelve and fifty-two weeks ended January 3, 2015 have been reported on a comparable basis to exclude the impact of the 53rd week. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and fifty-two weeks ended January 3, 2015 have been reported on a comparable basis to exclude BWP integration costs of $0.8 million and $9.0 million, respectively, General Parts integration costs of $36.0 million and $73.2 million, respectively, General Parts amortization of acquired intangible assets of $9.9 million and $42.7 million, respectively, and the impact of the 53rd week. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and fifty-two weeks ended

December 28, 2013 have been reported on a comparable basis to exclude transaction expenses related to our General Parts acquisition of $21.9 million and $27.0 million, respectively, and BWP integration costs of $3.1 million and $8.0 million, respectively. Included in the transaction costs in each period presented is $2.0 million that is classified as interest expense. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)	Consistent with its comparable store sales policy, the Company did not include the sales from General Parts in its comparable store sales results in 2014.

“I would like to thank all our Team Members for their hard work during the fourth quarter and the 2014 fiscal year,” said Darren R. Jackson, Chief Executive Officer. “Our organizational focus delivered on our base business outcomes with record operating profits and full year Comparable Cash EPS of $7.59 while successfully achieving the first full year of integration deliverables. We look forward to 2015 with optimism as we continue the integration of General Parts and build on our performance from 2014.”

Fourth Quarter 2014 Highlights

On a comparable basis, total sales for the fourth quarter increased 48.1% to $2.09 billion, as compared with total sales during the fourth quarter of fiscal 2013 of $1.41 billion. The sales increase was driven by the acquisition of General Parts, a comparable store sales increase of 1.1% and the addition of new stores over the past 12 months. On a GAAP basis, total sales for the fourth quarter increased 58.8% to $2.24 billion, as compared with total sales during the fourth quarter of fiscal 2013 of $1.41 billion. On a comparable basis, total sales increased 49.3% to $9.69 billion for fiscal 2014, compared with total sales of $6.49 billion over the same period last year. On a GAAP basis, total sales increased 51.6% to $9.84 billion for fiscal 2014, compared with total sales of $6.49 billion over the same period last year.

The Company's Comparable Gross Profit rate was 44.9% of sales during the fourth quarter as compared to 49.8% during the fourth quarter last year. The 495 basis-point decrease in gross profit rate was primarily due to the higher mix of commercial sales which has a lower gross margin rate resulting from the acquisition of General Parts partially offset by acquisition synergy savings in the quarter. On a GAAP basis, the Company's gross profit rate was 44.9% of sales during the fourth quarter as compared to 49.8% during the fourth quarter last year. For fiscal 2014, the Company's comparable gross profit rate was 45.2%, a 484 basis-point decrease over the same period last year. On a GAAP basis, the Company's comparable gross profit rate was 45.2% for fiscal 2014, a 484 basis-point decrease over the same period last year.

The Company's Comparable SG&A rate was 36.6% of sales during the fourth quarter as compared to 41.7% during the same period last year. The 510 basis-point decrease was primarily the result of the acquired General Parts business having lower SG&A costs combined with lower incentive compensation expenses. On a GAAP basis, the Company's SG&A rate was 38.3% of sales during the fourth quarter as compared to 43.4% during the same period last year. For fiscal 2014, the Company's Comparable SG&A rate was 35.4% versus 39.4% during fiscal 2013. For fiscal 2014, the Company's GAAP SG&A rate was 36.6% versus 39.9% during fiscal 2013.

The Company's Comparable Operating Income was $171.7 million during the fourth quarter, an increase of 50.8% versus the fourth quarter of fiscal 2013. As a percentage of sales, Comparable Operating Income in the fourth quarter was 8.2% compared to 8.1% during the fourth quarter of fiscal 2013. On a GAAP basis, the Company's operating income during the fourth quarter of $146.1 million increased 60.8% versus the fourth quarter of fiscal 2013. On a GAAP basis, the Operating Income rate was 6.5% during the fourth quarter as compared to 6.4% during the fourth quarter of fiscal 2013. For fiscal 2014, the Company's Comparable Operating Income rate was 9.9% versus 10.7% during fiscal 2013. For fiscal 2014, the Company's GAAP Operating Income rate was 8.7% versus 10.2% during fiscal 2013.

Operating cash flow increased approximately 30.0% to $709.0 million in fiscal 2014 from $545.3 million in fiscal 2013. Free cash flow increased to $480.5 million in fiscal 2014 from $349.5 million in fiscal 2013. Capital expenditures in fiscal 2014 were $228.4 million as compared to $195.8 million for fiscal 2013.

“In our first year as a combined company, we are pleased with our overall performance delivering positive comparable store sales, strong growth in free cash flow and approximately 38% growth in Comparable Operating Income dollars in fiscal 2014,” said Mike Norona, Executive Vice President and Chief Financial Officer. “The strength of our commercial business combined with achievement of our targeted synergies and continued disciplined focus on expense management throughout the year allowed us to increase our fiscal 2014 comparable earnings per share 33.9% over last year.”

Store Information

As of January 3, 2015, the Company operated 5,261 stores and 111 Worldpac branches and served approximately 1,325 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the fifty-three weeks ended January 3, 2015.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total

December 28, 2013	3,741	217	91	—	—	4,049
New	126	5	—	12	8	151
Closed	(6)	(1)	—	(12)	—	(19)
Acquired	—	—	—	1,233	103	1,336
Consolidated	(2)	(11)	(34)	(98)	—	(145)
Converted	29	—	(19)	(10)	—	—
January 3, 2015	3,888	210	38	1,125	111	5,372

2015 Annual Financial Outlook Key Assumptions

Fiscal 2015 financial outlook and certain key assumptions provided below are on a 52-week basis versus 53 weeks in fiscal 2014.

New Stores	100 to 120 new stores including Worldpac
Comparable Store Sales(1)	Low Single Digits
Comparable Cash EPS(2)
   ●    including net synergies of $45 - $55 million related to the acquisition of GPI(3)
● excluding the amortization of intangible assets associated with the acquisition of GPI
● excluding one-time expenses to achieve synergies related to the acquisition of GPI
$8.35 - $8.55
Income tax rate(4)	37.5% to 38.0%
One-time Expenses to Achieve Synergies(5)	Approximately $75 - $85 million
Capital Expenditures(6)	$325 to $340 million
Free Cash Flow	Minimum $475 million
Diluted Share Count	Approximately 73.5 million shares

(1)
Advance calculates comparable store sales based on the change in store sales starting once a store has been open for 13 complete accounting periods (approximately one year) and by including e-commerce sales. We include sales from relocated stores in comparable store sales from the original date of opening. Acquired stores are included in our comparable store sales once the stores have completed 13 complete accounting periods after the acquisition date (approximately one year). Accordingly, the previously acquired GPI stores and branches will be included in 2015 comparable store sales beginning with our second fiscal period of 2015. Sales to independently-owned CarQuest locations will not be included in comparable store sales. The 2015 comparable store sales estimates include the impact of store consolidations.

(2)
Comparable Cash EPS is defined as Cash EPS in addition to the exclusion of other non-comparable items, including one-time expenses to achieve synergies related to the GPI acquisition and integration costs associated with the integration of BWP. Cash EPS is EPS excluding the amortization of GPI's intangible assets. Both Comparable Cash EPS and Cash EPS are non-GAAP measures. Because of the forward-looking nature of these non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time. Management believes Comparable Cash EPS is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Comparable Cash EPS to investors and prospective investors. Comparable Cash EPS and Cash EPS might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

(3)
Total net run rate cost synergies related to the acquisition of GPI are estimated to be $160 million by approximately the end of the third year following the close of the acquisition. These net synergies will be driven primarily through the areas of procurement as well as corporate, store and supply chain efficiencies.

(4)	The estimated tax rate for fiscal 2015 is higher than fiscal 2014 due to specific favorable items in 2014 that we do not expect to reoccur in 2015.

(5)
Total one-time expenses to achieve synergies related to the acquisition of GPI are estimated to be approximately $190 million over a five year period following the close of the acquisition with the majority of the costs being incurred within the first three years.

(6)	The capital expenditures estimate includes integration capital for 2015.

“Our 2015 annual comparable cash EPS outlook will be in the range of $8.35 to $8.55," said Mike Norona, Executive Vice President and Chief Financial Officer. “We will continue to build on our 2014 progress and leverage the size and scale of our company as we focus on continued sales growth, serving our customers and improving our operating profit in 2015.”

Dividend

On February 11, 2015, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 3, 2015 to stockholders of record as of March 20, 2015.

Investor Conference Call
The Company will host a conference call on Thursday, February 12, 2015, at 10:30 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 12, 2016.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of January 3, 2015 Advance operated 5,261 stores and 111 Worldpac branches and served approximately 1,325 independently-owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.  Advance employs approximately 73,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, guidance for 2015 financial performance, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, operating income, free cash flow, income tax rate, integration costs for BWP and General Parts, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2015 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Part’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 28, 2013 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 3, 2015	December 28, 2013

Assets

Current assets:
Cash and cash equivalents	$104,671	$1,112,471
Receivables, net	579,825	277,595
Inventories, net	3,936,955	2,556,557
Other current assets	119,589	42,761
Total current assets	4,741,040	3,989,384

Property and equipment, net	1,432,030	1,283,970
Assets held for sale	615	2,064
Goodwill	995,426	199,835
Intangible assets, net	748,125	49,872
Other assets, net	45,122	39,649
	$7,962,358	$5,564,774

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$582	$916
Accounts payable	3,095,365	2,180,614
Accrued expenses	520,673	428,625
Other current liabilities	126,446	154,630
Total current liabilities	3,743,066	2,764,785

Long-term debt	1,636,311	1,052,668
Other long-term liabilities	580,069	231,116
Total stockholders' equity	2,002,912	1,516,205
	$7,962,358	$5,564,774

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Fourth Quarters Ended
January 3, 2015 and December 28, 2013
(in thousands, except per share data)
(unaudited)

	Q4 2014				Q4 2013
		Comparable Adjustments (a)
	As Reported	53rd Week	Integration Costs	Comparable	As Reported	Comparable Adjustments (a)	Comparable
	(13 weeks)			(12 weeks)	(12 weeks)		(12 weeks)
Net sales	$2,237,209	$(150,386)	$—	$2,086,823	$1,408,813	$—	$1,408,813
Cost of sales	1,233,268	(82,606)	—	1,150,662	707,036	—	707,036
Gross profit	1,003,941	(67,780)	—	936,161	701,777	—	701,777
Selling, general and administrative expenses	857,864	(46,720)	(46,655)	764,489	610,933	(23,002)	587,931
Operating income	146,077	(21,060)	46,655	171,672	90,844	23,002	113,846
Other, net:
Interest expense	(17,002)	1,291	—	(15,711)	(9,986)	1,987	(7,999)
Other income, net	1,883	(212)	—	1,671	1,009	—	1,009
Total other, net	(15,119)	1,079	—	(14,040)	(8,977)	1,987	(6,990)
Income before provision for income taxes	130,958	(19,981)	46,655	157,632	81,867	24,989	106,856
Provision for income taxes	46,524	(7,610)	17,729	56,643	32,600	5,509	38,109
Net income	$84,434	$(12,371)	$28,926	$100,989	$49,267	$19,480	$68,747

Basic earnings per share (b)	$1.15	$(0.17)	$0.39	$1.37	$0.68	$0.27	$0.94
Diluted earnings per share (b)	$1.15	$(0.17)	$0.39	$1.37	$0.67	$0.27	$0.94

Average common shares outstanding (b)	72,997	72,997	72,997	72,997	72,761	72,761	72,761
Average diluted common shares outstanding (b)	73,494	73,494	73,494	73,494	73,248	73,248	73,248

(a)
The comparable adjustments to Q4 2014 include adjustments to remove the impact of the 53rd week of operations and adjustments to Selling, general and administrative expenses for BWP integration costs of $0.8 million, General Parts integration costs of $36.0 million and General Parts amortization of $9.9 million related to the acquired intangible assets. The comparable adjustments for Q4 2013 includes transaction expenses related to our General Parts acquisition of $21.9 million, of which $2.0 million was interest related, and BWP integration costs of $3.1 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At January 3, 2015 and December 28, 2013, we had 73,074 and 72,840 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Years Ended
January 3, 2015 and December 28, 2013
(in thousands, except per share data)
(unaudited)

	2014				2013
		Comparable Adjustments (a)
	As Reported	53rd Week	Integration Costs	Comparable	As Reported	Comparable Adjustments (a)	Comparable
	(53 weeks)			(52 weeks)	(52 weeks)		(52 weeks)
Net sales	$9,843,861	$(150,386)	$—	$9,693,475	$6,493,814	$—	$6,493,814
Cost of sales	5,390,248	(82,606)	—	5,307,642	3,241,668	—	3,241,668
Gross profit	4,453,613	(67,780)	—	4,385,833	3,252,146	—	3,252,146
Selling, general and administrative expenses	3,601,903	(46,720)	(124,930)	3,430,253	2,591,828	(32,987)	2,558,841
Operating income	851,710	(21,060)	124,930	955,580	660,318	32,987	693,305
Other, net:
Interest expense	(73,408)	1,291	—	(72,117)	(36,618)	1,987	(34,631)
Other income, net	3,092	(212)	—	2,880	2,698	—	2,698
Total other, net	(70,316)	1,079	—	(69,237)	(33,920)	1,987	(31,933)
Income before provision for income taxes	781,394	(19,981)	124,930	886,343	626,398	34,974	661,372
Provision for income taxes	287,569	(7,610)	47,473	327,432	234,640	9,268	243,908
Net income	$493,825	$(12,371)	$77,457	$558,911	$391,758	$25,706	$417,464

Basic earnings per share (b)	$6.75	$(0.17)	$1.06	$7.64	$5.36	$0.35	$5.71
Diluted earnings per share (b)	$6.71	$(0.17)	$1.05	$7.59	$5.32	$0.35	$5.67

Average common shares outstanding (b)	72,932	72,932	72,932	72,932	72,930	72,930	72,930
Average diluted common shares outstanding (b)	73,414	73,414	73,414	73,414	73,414	73,414	73,414

(a)
The comparable adjustments to 2014 include adjustments to remove the impact of the 53rd week of operations and adjustments to Selling, general and administrative expenses for BWP integration costs of $9.0 million, General Parts integration costs of $73.2 million and General Parts amortization of $42.7 million related to the acquired intangible assets. The comparable adjustments for 2013 includes transaction expenses related to our General Parts acquisition of $27.0 million, of which $2.0 million was interest related, and BWP integration costs of $8.0 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At January 3, 2015 and December 28, 2013, we had 73,074 and 72,840 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fiscal Years Ended
January 3, 2015 and December 28, 2013
(in thousands)
(unaudited)

	January 3, 2015	December 28, 2013

Cash flows from operating activities:	(53 weeks)	(52 weeks)
Net income	$493,825	$391,758
Depreciation and amortization	284,693	207,795
Share-based compensation	21,705	13,191
Provision (benefit) for deferred income taxes	48,468	(2,237)
Excess tax benefit from share-based compensation	(10,487)	(16,320)
Other non-cash adjustments to net income	15,912	3,278
(Increase) decrease in:
Receivables, net	(48,209)	(32,428)
Inventories, net	(227,657)	(203,513)
Other assets	(63,482)	11,011
Increase (decrease) in:
Accounts payable	216,412	113,497
Accrued expenses	(28,862)	63,346
Other liabilities	6,673	(4,128)
Net cash provided by operating activities	708,991	545,250

Cash flows from investing activities:
Purchases of property and equipment	(228,446)	(195,757)
Business acquisitions, net of cash acquired	(2,060,783)	(186,137)
Sale of certain assets of acquired business	—	19,042
Proceeds from sales of property and equipment	992	745
Net cash used in investing activities	(2,288,237)	(362,107)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	16,219	(2,926)
Issuance of senior unsecured notes	—	448,605
Payment of debt related costs	—	(8,815)
Net borrowings on credit facilities	583,400	—
Dividends paid	(17,580)	(17,574)
Proceeds from the issuance of common stock, primarily exercise of stock options	6,578	3,611
Tax withholdings related to the exercise of stock appreciation rights	(7,102)	(21,856)
Excess tax benefit from share-based compensation	10,487	16,320
Repurchase of common stock	(5,154)	(80,795)
Contingent consideration related to previous business acquisitions	(10,047)	(4,726)
Other	(890)	(627)
Net cash provided by financing activities	575,911	331,217

Effect of exchange rate changes on cash	(4,465)	—

Net (decrease) increase in cash and cash equivalents	(1,007,800)	514,360
Cash and cash equivalents, beginning of period	1,112,471	598,111
Cash and cash equivalents, end of period	$104,671	$1,112,471

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fiscal Years Ended
January 3, 2015 and December 28, 2013
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	January 3, 2015	December 28, 2013
	(53 weeks)	(52 weeks)
Cash flows from operating activities	$708,991	$545,250
Purchases of property and equipment	(228,446)	(195,757)
Free cash flow	$480,545	$349,493

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)
	January 3, 2015	December 28, 2013
	(53 weeks)	(52 weeks)
Total debt	$1,636,893	$1,053,584
Add: Capitalized lease obligation (rent expense * 6)	3,038,904	2,145,654
Adjusted debt	4,675,797	3,199,238

Operating income	851,710	660,318
Add: Comparable adjustments (a)	82,234	32,987
Depreciation and amortization	284,693	207,795
EBITDA	1,218,637	901,100
Rent expense (less favorable lease amortization of $4,972)	506,484	357,609
EBITDAR	$1,725,121	$1,258,709

Adjusted Debt to EBITDAR	2.7	2.5

(a)
The comparable adjustments to 2014 include BWP integration costs of $9.0 million, and General Parts integration costs of $73.2 million. The comparable adjustments to 2013 include transaction expenses related to our General Parts acquisition of $25.0 million and BWP integration costs of $8.0 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal is to quickly pay down debt resulting from the GPI acquisition, get back to a 2.5 times leverage ratio and to maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Fourth Quarter Performance Summary on a GAAP Basis(a):

	Quarters Ended		Fiscal Years Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
	(13 weeks)	(12 weeks)	(53 weeks)	(52 weeks)
Sales (in millions)	$2,237.2	$1,408.8	$9,843.9	$6,493.8

Comp Store Sales %	1.1%	0.1%	2.0%	(1.5%)

Gross Profit (in millions)	$1,003.9	$701.8	$4,453.6	$3,252.1

SG&A (in millions)	$857.9	$610.9	$3,601.9	$2,591.8

Operating Income (in millions)	$146.1	$90.8	$851.7	$660.3

Diluted EPS	$1.15	$0.67	$6.71	$5.32

Avg Diluted Shares (in thousands)	73,494	73,248	73,414	73,414

(a) These financial measures for the thirteen and fifty-three weeks ended January 3, 2015 have been reported on a GAAP basis which includes the impact of a 53rd week of operations, BWP integration costs of $0.8 million and $9.0 million, respectively, General Parts integration costs of $36.0 million and $73.2 million, respectively, and General Parts amortization of acquired intangible assets of $9.9 million and $42.7 million, respectively. These financial measures for the twelve and fifty-two weeks ended December 28, 2013 have been reported on a GAAP basis which includes transaction expenses related to our General Parts acquisition of $21.9 million and $27.0 million, respectively, and the impact of BWP integration costs of $3.1 million and $8.0 million, respectively. Included in the transaction costs in each period presented is $2.0 million that is classified as interest expense. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.